Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Announces Closing on Prime Automotive Group Dealerships

Increases Dividend & Share Repurchase Authorization

HOUSTON, November 17, 2021—Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer with 217 dealerships located in the U.S., U.K., and Brazil, today announced an update on the acquisition of Prime Automotive Group. Additionally, the Company announced its board of directors increased the Company’s quarterly cash dividend by 2.9%, or $0.01 per share, and also increased the Company’s common stock share repurchase authorization by $116.1 million to $200.0 million.

•	Prime Automotive Group Acquisition Update

Through November 17, 2021, the Company has completed the purchase of substantially all the assets, including real estate, 27 Prime Automotive Group dealerships, and three collision centers.

“We are pleased to add these great brands and new teammates to our company,” said Earl J. Hesterberg, Group 1’s President and Chief Executive Officer. “This action will further leverage our cost structure, diversify our footprint, and broaden our customer base.”

Year-to-date 2021, Group 1 has completed transactions representing $2.4 billion of acquired annual revenues, growing the Company’s portfolio by 57 franchises. As previously announced, the Company anticipates the sale of the operations in Brazil to occur before the end of the second quarter of 2022.

•	Share Repurchase Authorization Increase

The Company announced that its board of directors increased the Company’s common stock share repurchase authorization by $116.1 million to $200.0 million. During October through November 17, 2021, subsequent to the third quarter 2021 earnings call, the Company repurchased 339,853 shares at an average price per common share of $194.86, for a total of $66.2 million. Year-to-date through November 17, 2021, the Company has repurchased 464,922 shares at an average price per common share of $182.47, for a total of $84.8 million. Purchases may be made from time to time, based on market conditions, legal requirements, and other corporate considerations, in the open market or in privately negotiated transactions. The Company expects that any repurchase of shares will be funded by cash from operations. Repurchased shares will be held in treasury.

•	Quarterly Cash Dividend Increase

Group 1’s board of directors also declared a cash dividend of $0.35 per share for the third quarter of 2021. The dividend represents an increase of 2.9%, or $0.01 per share, from the second quarter of 2021, and will be payable on December 15, 2021, to stockholders of record as of December 1, 2021.

Hesterberg added, “Our current financial position enables us to grow our business through acquisitions while also returning capital to shareholders.”

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 217 automotive dealerships, 287 franchises, and 52 collision centers in the United States, the United Kingdom and Brazil that offer 34 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

FORWARD-LOOKING STATEMENTS

To the extent that statements in this press release are not recitations of historical fact, such statements constitute “forward-looking statements” as such term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release may include statements relating to goals, plans and expectations regarding the expected benefits of the proposed transaction, management plans, objectives for future operations, scale and performance, integration plans and expected synergies therefrom, the timing of completion of the proposed transaction, our financial position, results of operations, market position, business strategy and expectations of our management with respect to, among other things: changes in general economic and business conditions, including the impact of COVID-19 on the automotive industry in general, the automotive retail industry in particular and our customers, suppliers, vendors and business partners; our relationships with vehicle manufacturers; operating cash flows and availability of capital; capital expenditures; the amount of our indebtedness; the completion of pending and future acquisitions and divestitures; future return targets; general economic trends, including consumer confidence levels, interest rates and fuel prices; and automotive retail industry trends.

The following are some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including: the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement; the risk that the necessary regulatory or third-party approvals may not be obtained or may be obtained subject to conditions that are not anticipated; failure to realize the benefits expected from the proposed acquisition; failure to promptly and effectively integrate the acquisition; the annual rate of new vehicle sales in the U.S.; our ability to generate sufficient cash flows; our ability to improve our liquidity position; market factors and the future economic environment, including consumer confidence, interest rates, the price of oil and gasoline, the level of manufacturer incentives and the availability of consumer credit; the reputation and financial condition of vehicle manufacturers whose brands we represent and our relationships with such manufacturers, and their ability to design, manufacture, deliver and market their vehicles successfully; significant disruptions in the production and delivery of vehicles and parts for any reason, including natural disasters, affecting the manufacturers whose brand we sell; our ability to enter into, maintain or renew our framework and dealership agreements on favorable terms; the inability of our dealership operations to perform at expected levels or achieve expected return targets; our ability to successfully integrate recent and future acquisitions; changes in, failure or inability to comply with, laws and regulations governing the operation of automobile franchises, accounting standards, the environment and taxation requirements; our ability to leverage gains from our dealership portfolio; high levels of competition in the automotive retailing industry which may create pricing pressures on the products and services we offer; our ability to execute our capital expenditure plans; our ability to comply with our debt or lease covenants and obtain waivers for the covenants as necessary; and any negative outcome from any future litigation. These risks, uncertainties and other factors are disclosed in Group 1’s Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and other periodic and current reports filed with the Securities and Exchange Commission from time to time.

These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, whether as a result of new information, future events or otherwise.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.com